EXHIBIT 99.01

News Release

Investor Contact:	Trade Press Contact:
Michael Magaro	David Viera
Investor Relations	Director of Corporate Communications
(925) 290-4321	(925) 290-4681
ir@formfactor.com	dviera@formfactor.com

FormFactor, Inc. Reports First Quarter Results

LIVERMORE, Calif. — April 29, 2009 — FormFactor, Inc. (Nasdaq: FORM) today announced its financial results for the first quarter of fiscal 2009, that ended on March 28, 2009. Quarterly revenues were $27.4 million, down 31.4% from $39.9 million in the fourth quarter of fiscal 2008, and down 58.3% from $65.7 million in the first quarter of fiscal 2008.

Net loss for the first quarter of fiscal 2009 was $37.9 million or $(0.77) per share, which included $3.2 million or $0.06 per share of stock-based compensation, net of tax. This compares to net loss for the fourth quarter of fiscal 2008 of $30.0 million or $(0.61) per share, which included $3.3 million or $0.07 per share of stock-based compensation, net of tax. Net loss for the first quarter of fiscal 2008 was $18.0 million or $(0.37) per share, which included $4.5 million or $0.09 per share of stock-based compensation, net of tax. The first quarter of fiscal 2009 results include $7.7 million in pre-tax restructuring charges as well as a $5.2 million pre-tax provision for bad debts. The fourth quarter of fiscal 2008 results included $4.9 million in pre-tax non-cash restructuring and asset impairment charges as well as a $4.1 million pre-tax provision for bad debts. The first quarter of fiscal 2008 results included $5.3 million in pre-tax restructuring charges.

“The global economic slowdown continues to limit demand for all semiconductor devices,” said Mario Ruscev, CEO of FormFactor.  “In this challenging environment, we are leveraging our resources to improve our position in our core markets, and qualifying our next-generation wafer probe solutions to lower our customers' test costs. We are confident that these efforts will pay off when market conditions improve.”

The company has posted its revenue breakdown by region and market segment on the Investors section of its website at www.formfactor.com. FormFactor will conduct a conference call at 1:30 p.m. PDT, or 4:30 p.m. EDT, today. The public is invited to listen to a live web cast of FormFactor’s conference call on the Investors section of the company’s website at www.formfactor.com. An audio replay of the conference call will also be made available approximately two hours after the conclusion of the call. The audio replay will remain available until May 1st, 2009 at 9:00 p.m. PDT and can be accessed by dialing 888-203-1112 or 719-457-0820 and entering confirmation code 3456119.

About FormFactor:

Founded in 1993, FormFactor, Inc. (Nasdaq: FORM) is the leader in advanced wafer probe cards, which are used by semiconductor manufacturers to electrically test integrated circuits, or ICs. The company’s wafer sort, burn-in and device performance testing products move IC testing upstream from post-packaging to the wafer level, enabling semiconductor manufacturers to lower their overall production costs, improve yields, and bring next-generation devices to market. FormFactor is headquartered in Livermore, California with operations in Europe, Asia and North America. For more information, visit the company’s website at www.formfactor.com.

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FormFactor and the FormFactor logo are registered trademarks of FormFactor, Inc.  All other product, trademark, company or service names mentioned herein are the property of their respective owners.

Forward-looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements within the meaning of the federal securities laws, including statements regarding business momentum, demand for our products and future growth. These forward-looking statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to: changes in the market environment, including the demand for certain semiconductor devices, such as DRAM and Flash memory devices; the company’s ability to leverage its resources to improve its positions in its core markets; the company’s ability to respond to market conditions as they change; and the company’s ability to timely deliver and qualify new products that meet its customers’ testing requirements and lower their overall cost of test.  Additional information concerning factors that could cause actual events or results to differ materially from those in any forward-looking statement is contained in the company's Form 10-K for the fiscal period ended December 27, 2008 as filed with the Securities and Exchange Commission ("SEC"), and subsequent SEC filings. Copies of the company’s SEC filings are available at http://investors.formfactor.com/edgar.cfm. The company assumes no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements.

FORM-F

FORMFACTOR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 28,	March 29,
	2009	2008

Revenues	$27,369	$65,703
Cost of revenues	31,048	53,131
Gross profit (loss)	(3,679)	12,572
Operating expenses:
Research and development	14,110	16,388
Selling, general and administrative	26,310	22,658
Restructuring charges	7,679	5,320
Total operating expenses	48,099	44,366
Operating loss	(51,778)	(31,794)

Interest income, net	1,115	4,875
Other income (expense), net	(416)	793
Loss before income taxes	(51,079)	(26,126)
Benefit from income taxes	13,136	8,165

Net loss	$(37,943)	$(17,961)

Net loss per share:
Basic	$(0.77)	$(0.37)

Diluted	$(0.77)	$(0.37)

Weighted-average number of shares used in per share calculations:

Basic	49,201	48,743

Diluted	49,201	48,743

FORMFACTOR, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

(Unaudited)

	March 28,	December 27,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$190,855	$337,926
Marketable securities	327,800	184,968
Accounts receivable, net	24,899	34,127
Inventories	19,796	18,788
Deferred tax assets	22,862	23,039
Refundable income taxes	10,328	29,413
Prepaid expenses and other current assets	11,933	14,702
Total current assets	608,473	642,963

Restricted cash	680	680
Property and equipment, net	107,482	113,813
Deferred tax assets	24,972	20,580
Other assets	1,214	7,674
Total assets	$742,821	$785,710

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,339	$33,214
Accrued liabilities	18,368	25,693
Income taxes payable	349	1,904
Deferred revenue	8,901	4,946
Deferred rent	453	452
Total current liabilities	55,410	66,209
Long-term income taxes payable	8,429	7,732
Deferred rent and other liabilities	5,478	5,705
Total liabilities	69,317	79,646
Stockholders’ equity
Common stock, $0.001 par value	49	49
Additional paid-in capital	608,748	602,295
Accumulated other comprehensive income	851	1,922
Retained earnings	63,856	101,798
Total stockholders’ equity	673,504	706,064
Total liabilities and stockholders’ equity	$742,821	$785,710